SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   June 2, 1997


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)


1-768
(Commission File Number)


37-0602744
(IRS Employer I.D. No.)


100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)


61629
(Zip Code)


Registrant's telephone number, including area code:  (309) 675-1000


Item 5.  Other Events

Standard & Poor's has announced it has raised the senior long-term debt rating of Caterpillar and Caterpillar Financial Services
Corporation to "A+" from "A."

Douglas R. Oberhelman, Caterpillar vice president and chief financial officer, said: "We are very pleased to receive this rating upgrade from Standard and Poor's in recognition of our improved operating and balance sheet strength. Caterpillar's strategic growth initiatives are providing both product and geographic diversification that should provide greater stability through economic cycles. Our continuing focus on these initiatives gives us the opportunity to live up to the performance expectations of our new higher rating."

In a news release Standard & Poor's said: "The upgrades reflect the firm's strengthened business and financial profiles, and improved fundamentals for the construction equipment industry that should allow the company to generate acceptable earnings measures at the bottom of the economic cycle."

The rating agency also said Caterpillar "continues to strengthen its business position by increasing the breadth of product offerings, targeting niche markets where it has lower penetration. At the same time, its cost competitiveness has improved."

Standard & Poor's said the company's ratings outlook is stable.
"A very strong competitive business position, good operational efficiencies and conservative financial policies should result in sufficient financial flexibility to maintain credit quality in the next cyclical downturn."

Caterpillar ranks third in five-year average annual return to stockholders among the 30 Dow Jones Industrial stocks. A $100 investment in Cat stock in 1991 was worth $367 at the end of 1996, while the same investment in the S&P 500 was worth $202.

Certain information in this filing is forward looking and involves risks and uncertainties that could significantly impact expected results. A discussion of those risks and uncertainties is contained in Form 8-K filed with the Securities and Exchange Commission on April 15, 1997.





SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          CATERPILLAR INC.



                                          By:  /s/ R. Rennie Atterbury III
                                               R. Rennie Atterbury III
                                                   Vice President


Date:  June 2, 1997